Filed pursuant to Rule 424(b)(3)

SEC File No. 333-269363

PROSPECTUS SUPPLEMENT NO. 8

(to Prospectus dated February 3, 2023)

8,666,666 Shares of Common Stock

Warrants to Purchase up to 17,333,332 Shares of Common Stock

Up to 17,333,332 Shares of Common Stock underlying Warrants

Pre-Funded Warrants to purchase up to 8,666,666 Shares of Common Stock

Up to 8,666,666 Shares of Common Stock underlying Pre-Funded Warrants

Tenax Therapeutics, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated February 3, 2023, as amended by Prospectus Supplement No. 1 dated March 31, 2023, Prospectus Supplement No. 2 dated April 13, 2023, Prospectus Supplement No. 3 dated May 31, 2023, Prospectus Supplement No. 4 dated June 13, 2023, Prospectus Supplement No. 5 dated July 19, 2023, Prospectus Supplement No. 6 dated August 15, 2023, and Prospectus Supplement No. 7 dated November 13, 2023 (the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration No. 333-269363).  Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K filed with the SEC on November 13, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “TENX.” The last reported closing price for our Common Stock on Nasdaq on November 30, 2023 was $0.349 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 16 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 1, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2023

TENAX THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Glen Lennox Drive, Suite 300

Chapel Hill, North Carolina 27517

(Address of principal executive offices) (Zip Code)

919-855-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TENX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On November 30, 2023, Tenax Therapeutics, Inc. (the “Company”) convened the Company’s special meeting of stockholders (the “Special Meeting”). At the Special Meeting, stockholders voted on the proposal to approve an amendment to the Company’s certificate of incorporation, as amended, to authorize a reverse stock split of each issued and outstanding share of the Company’s common stock by a ratio of not less than one-for-ten (1:10) and not more than one-for-eighty (1:80), with the exact ratio to be determined by the Board in its sole discretion. The Board may implement or abandon this amendment no later than November 30, 2024.  The vote for this proposal was 6,198,812 shares for, 5,364,151 shares against, 23,186 shares abstaining, and no broker non-votes.

In addition, at the Special Meeting, stockholders approved the proposal regarding the adjournment of the Special Meeting, if necessary, to permit further solicitation and vote of proxies, if there are not sufficient votes at the time of the Special Meeting or any adjournment or postponement thereof to approve the proposal presented at the Special Meeting (the “Adjournment Proposal”). The Adjournment Proposal was approved at the Special Meeting, with a vote of 6,308,531 shares for, 5,052,193 shares against, 225,425 shares abstaining, and no broker non-votes. The Special Meeting was not adjourned.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2023	Tenax Therapeutics, Inc.

	By:	/s/ Christopher T. Giordano
Christopher T. Giordano
President and Chief Executive Officer

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